EXHIBIT 11.1
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                                 IMRGLOBAL CORP.
                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Year Ended December 31,
                                                 --------------------------------
                                                   1998        1997         1996
                                                 --------    --------    --------
Net income ...................................   $ 18,909    $ 11,895    $  2,588
                                                 ========    ========    ========
BASIC:
   Weighted average common share outstanding .     28,033      24,129      15,458
                                                 ========    ========    ========

   Basic earnings per share ..................   $   0.67    $   0.49    $   0.17
                                                 ========    ========    ========
DILUTED:
   Common Shares .............................     28,033      24,129      15,458
   Stock Option Plans
      Shares under option at year-end ........     10,073      10,756      11,438
      Treasury Shares which could be purchased       (533)       (418)       (525)
                                                 --------    --------    --------
Weighted average common and
   common equivalent shares outstanding ......     37,573      34,467      26,371
                                                 ========    ========    ========

Diluted earnings per share ...................   $   0.50    $   0.35    $   0.10
                                                 ========    ========    ========
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